Contacts:   Thomas Davies
            Todd Fogarty
            Kekst & Company
            212-593-2655

                                            FOR IMMEDIATE RELEASE



    DUSSELDORF, GERMANY, November 29, 1996 -- HENKEL KGaA announced today that it had received from Loctite Corporation guidelines for the submission of a bid to acquire the company. Henkel is considering whether or not it will submit a bid. Its pending tender offer for all of the Common Stock of Loctite, is currently scheduled to expire at 5:00 p.m., New York City time, on Monday, January 6, 1997.


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